Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 26, 2020, relating to the financial statements and financial highlights of Frontier MFG Global Equity Fund, Frontier MFG Global Plus Fund, Frontier MFG Global Sustainable Fund, Frontier MFG Core Infrastructure Fund, Frontier MFG Select Infrastructure Fund, and Frontier Caravan Emerging Markets Fund (the “Funds”), each a series of Frontier Funds, Inc., for the period ended June 30, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

October 28, 2020